Exhibit 21



                    SUBSIDIARIES OF UNION COMMUNITY BANCORP


Subsidiaries of Union Community Bancorp


                  Name                             Jurisdiction of Incorporation
------------------------------------------         -----------------------------
Union Federal Savings and Loan Association                   Federal
UFS Service Corp.                                            Indiana
MSA Service Corp. (dissolved 6/30/2004)                      Indiana